EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

January 22, 2003

Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tularik Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering for resale of up to 11,358,238 shares of the Company’s common stock, $0.001 par value (the “Shares”). All of the Shares are to be sold by the selling stockholder as described in the Registration Statement and related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, a certificate, executed by an officer of the Company, to the effect that the consideration for the Shares was received by the Company in accordance with the provisions of the applicable resolutions of the Company’s Board of Directors and any plan or agreement relating to the issuance of the Shares and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/    SUZANNE SAWOCHKA HOOPER

Suzanne Sawochka Hooper